UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 12, 2008 (August 8, 2008)

Analysts International Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 835-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)           In connection with the employment of Randy Strobel as Senior Vice President, Chief Financial Officer of Analysts International Corporation, as disclosed below, Walter Michels, AIC’s interim CFO, will remain with the Company as its Controller and Assistant Treasurer, but will no longer function as its interim CFO.

(c)           Analysts International Corporation (the “Company”) and Randy W. Strobel, 41, entered into an Employment Agreement (the “Agreement”) on August 8, 2008 with an effective date of August 25, 2008, which provides that Mr. Strobel will be employed as Senior Vice President, Chief Financial Officer of Analysts International Corporation (the “Company”).  Prior to this appointment, Mr. Strobel served as Senior Vice President of Finance and Controller, and Chief Accounting Officer, for Ceridian Corporation (2005-present) and, before then, as Vice President of Finance of Mesaba Aviation, Inc. (2001-2005).  The full text of the press release issued in connection with Mr. Strobel's employment with the Company is furnished as Exhibit 99.1 to this Current Report and is incorporated by reference as if fully set forth herein.

The Agreement provides for an initial term beginning August 25, 2008 and ending December 31, 2010, with automatic one-year renewals commencing January 1, 2011, unless either party gives proper notice of nonrenewal.  The Agreement provides that Mr. Strobel will receive base compensation of $250,000 per year, a signing bonus of $75,000 payable within 15 days of his start date, and that he will be eligible to earn an annual cash incentive payment of between 0% and 70% of his annual base compensation in each year of employment during the initial term and any automatically renewed term.  For fiscal year 2008 Mr. Strobel's potential incentive compensation will be determined in accordance with the 2008 Annual Management Incentive Plan (“AMIP”) attached as Exhibit B to the Agreement, and will be prorated on a 5/12 basis to reflect his partial service during 2008.  The 2008 AMIP can be replaced, amended, or eliminated for fiscal years after 2008.

The Agreement provides that Mr. Strobel will receive deferred compensation in the amount of 15% of his base salary pursuant the Company’s Restated Special Executive Retirement Plan.  The Agreement further provides that on or about August 25, 2008, Mr. Strobel will be granted options to purchase 250,000 shares of the Company’s common stock, with one quarter invested immediately upon the date of the grant and the remainder vesting upon the anniversary date of the grant in even increments over three years from the date of the grant.

The Agreement also provides that in the event Mr. Strobel’s employment is terminated by the Company without Cause or terminated by Mr. Strobel for Good Reason (as “Cause” and “Good Reason” are defined in the Agreement), the Company will continue to pay Mr. Strobel’s base salary for one year and will reimburse Mr. Strobel for continuing medical insurance premiums for up to six months.  In addition, the Agreement provides that for 12 months following termination of his employment, Mr. Strobel will not engage in certain competitive activities related to the Company’s employees, prospective employees, clients and potential clients.  Finally, effective August 25, 2008, Mr. Strobel entered into a Change of Control Agreement with the Company providing that in the event of a Change of Control Termination (as “Change of Control Termination” is defined in the Change of Control Agreement), Mr. Strobel will be entitled to a lump sum payment equal to 100% of his annual base compensation for the year in which the Change of Control Termination occurs.

The foregoing description of the Agreement, the Change of Control Agreement and the Annual Management Incentive Plan (collectively, the “Strobel Agreements”) is merely intended to be a summary of the Strobel Agreements and is qualified in its entirety by reference to the Strobel Agreements, which are attached to this Current Report as Exhibits 10.1-10.3 and incorporated by reference as if fully set forth herein.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between Analysts International Corporation and Randy W. Strobel (“Agreement”), fully executed on August 8, 2008 with an effective date of August 25, 2008
10.2	Change of Control Agreement between Analysts International Corporation and Randy W. Strobel, fully executed on August 8, 2008 with an effective date of August 25, 2008 (Exhibit A to the Agreement)
10.3
Annual Management Incentive Plan between Analysts International Corporation and Randy W. Strobel, fully executed on August 8, 2008 with an effective date of August 25, 2008 (Exhibit B to the Agreement)

99.1	Press release entitled, “Analysts International Corporation Names Randy Strobel as Chief Financial Officer” issued by Analysts International Corporation on August 12, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 12, 2008	ANALYSTS INTERNATIONAL CORPORATION

/s/ Robert E. Woods
Robert E. Woods
Senior Vice President, General Counsel and Secretary